Your Vote Matters Why am I receiving this letter? You are receiving this reminder notice because you held shares in one or more of the BlackRock Closed- End Funds (the “Funds”) on May 26, 2026 and your Fund has not received your vote. Vote now to stop receiving solicitation notices and reduce costs for your Fund. What am I voting on? Proposal 1 is to elect to the Board of your Fund(s) the nominees named in the joint proxy statement. How does the Board recommend that I vote? The Board of each Fund unanimously recommends that you vote “FOR” each nominee in Proposal 1. If you have any questions on how to vote or about the proposal to be voted on, please contact Georgeson LLC at 1-866-328-5445. The proxy materials previously sent to you contain important information; please read them carefully. Copies of the Proxy Statement are available for free on the Securities and Exchange Commission’s website at www.sec.gov or by visiting http://www.proxy-direct.com/BLK-35156 or by calling Georgeson LLC, each Fund’s proxy solicitor, toll free at 1-866-328-5445. Vote online By scanning the QR code or using the website provided on YOUR enclosed proxy card or voting instruction form and following the simple instructions Vote by phone By calling the toll-free number on YOUR enclosed proxy card or voting instruction form and following the simple instructions Vote by mail By completing, signing and returning YOUR enclosed proxy card or voting instruction form in the postage paid envelope provided BlackRock Closed-End Funds